SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                             FORM 8-K
                          CURRENT REPORT





             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)   May 4, 2000
                                                _________________


                       LSB INDUSTRIES, INC.
_________________________________________________________________
      (Exact name of registrant as specified in its charter)


     Delaware                1-7677              73-1015226
___________________      ________________       _________________
 (State or other        (Commission File       (IRS Employer
 jurisdiction of            Number)            Identification No.)
 incorporation)


16 South Pennsylvania Avenue, Oklahoma City, Oklahoma    73107
_____________________________________________________   _________
 (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code  (405)235-4546
                                                  _______________


                          Not applicable
  _____________________________________________________________
  (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.
         ____________________________________

     On May 4, 2000, the sale of substantially all of the assets of LSB Industries, Inc.'s (the "Company") Automotive Products Business to DriveLine Technologies, Inc., an Oklahoma corporation (the "Buyer") and a wholly owned subsidiary of MC Automotive Acquisition Corp., an Oklahoma corporation (the "MC"), was concluded. Upon the closing of the sale, the Company did not receive any cash but received two promissory notes (together, the "Notes") in the approximate amount of $8.7 million, such Notes being secured by a second lien on the assets of the Buyer. In addition, to further secure the Notes (i) MC pledged all of the stock of the Buyer, and
(ii) the owner of MC pledged all of the outstanding capital stock of MC, both such pledges being junior to those granted to the Buyer's primary lender. The Notes, and any payments of principal and interest thereon, are subordinated to the Buyer's primary lender (which is the same lender that was the primary lender to the Automotive Products Business at the time of the sale) pursuant to the terms of a subordination agreement. Interest will accrue at the rate published in the Wall Street Journal Prime + 1.0% but will not be paid until and if the Buyer's availability under its revolving loan agreement with its primary lender reaches a level of $1.0 million and certain other conditions are met. The Company will receive no principal payments under the Notes for at least the first two years following the sale of the Automotive Products Business, subject to the terms of the subordination agreement. In addition, the Buyer assumed substantially all of the Automotive Products Business' debts and obligations, which at March 31, 2000, totaled approximately $24.3 million. As of March 31, 2000, the Automotive Products Business owed its primary lender approximately $14.0 million. Upon completion of the sale, the Company was released from its liability to the primary lender which was assumed by the Buyer, except the Company continues to guaranty $1.0 million of the revolving credit facility of the Buyer, as it did for its Automotive Products Business, under a $1.0 million letter of credit. In addition, the Company remains a guarantor on certain equipment notes having an unpaid principal balance of approximately $4.5 million as of March 31, 2000, originally incurred in connection with the financing of certain equipment by the Automotive Products Business. There are no assurances that the Company will be able to collect on the Notes issued to the Company as consideration for the purchase. If the Buyer is not able to become and remain profitable, the Company anticipates that the Buyer will be unable to make any payments on the Notes. During
1999 and prior to consummation of the sale of substantially all the assets of the Automotive Products Business, the Company had classified its investment in the Automotive Products Business as a discontinued operation, reserving approximately $7.9 million as of March 31, 2000. The loss on disposal (recognized as of December 31, 1999 as $10.0 million) does not include the loss, if any, which may result if the Company is required to perform on its guaranties or the $1.0 million letter of credit described above. For the three month period ended March 31, 2000 and 1999, the Automotive Products Business had revenues of $7.0 and $10.1 million, respectively and a net loss of $1.1 million for the three month period ended March 31, 1999.

Item 7.   Financial Statements and Exhibits.
          __________________________________

     (a) Since the historical financial statements of the Company contained within the Company's Annual Report on Form 10-K/A for the period ended December 31, 1999, filed June 1, 2000, and its Quarterly Report for the quarterly period ended March 31, 2000, filed June 7, 2000, have presented



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
          the Automotive Products Business as a discontinued operation, the pro forma financial information is already reflected in such financial statements, thus, no additional pro forma financial information is included in this Report on Form 8-K.

          (c)  Exhibits.

          2.1 Asset Purchase and Sale Agreement, dated May 4, 2000 by L&S Automotive Products Co., L&S Bearing Co., LSB Extrusion Co., Rotex Corporation and DriveLine Technologies, Inc., which is incorporated from Exhibit 2.1 to the Company's Amendment No. 2 to its Form 10-K/A for the year ended December 31, 1999, as filed on June 1, 2000. This agreement includes certain exhibits and schedules that are not included with this exhibit, and will be provided upon request by the Commission.

          99.1 Subordination Agreement, dated May 4, 2000, by and among Congress Financial Corporation (Southwest), a Texas corporation (Lender), LSB Industries Inc. (Subordinated Creditor), DriveLine Technologies, Inc., (formerly known as Tribonetics Corporation),an Oklahoma corporation and L&S Manufacturing Corp, is incorporated by reference from Exhibit 10.56 to the Company's Amendment No. 2 to its Form 10-K/A for the year ended December 31, 1999, as filed on June 1, 2000.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: June 16, 2000.

                              LSB INDUSTRIES, INC.


                              By:  /s/ Tony M. Shelby
                                 _______________________________
                                  Tony M. Shelby
                                  Senior Vice President and
                                  Chief Financial Officer





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